Exhibit (3)(d)
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            WESTERN CAPITAL SPECIALTY MANAGERS TRUST
               1925 Century Park East, Suite 2350
                  Los Angeles, California 90067



                                                   April 13, 1989



Western Capital Variable Advisors
  Corporation
1925 Century Park East, Suite 2350
Los Angeles, California 90067

Golden American Life Insurance Company
909 Third Avenue, 19th Floor
New York, New York 10022



            Re:  ADDENDUM TO ORGANIZATIONAL AGREEMENT



Dear Sirs:

     The Organizational Agreement dated as of December 28, 1988 by and among Western Capital Specialty Managers Trust("Trust"), Western Capital Variable Advisors Insurance Corporation ("Western Capital"), and Golden American Life Insurance Company ("Golden American") on its own behalf and on behalf of Western Capital Specialty Managers Separate Accounts A and B is hereby amended by adding thereto the following provisions:

          "Western Capital agrees to waive its management fee with respect to the Liquid Asset Series, otherwise payable under the Management Agreement between Western Capital and the Trustin an amount at an annual rate equal to .20% of the average daily net assets of the Liquid Asset Series, during the period from April 13, 1989 to December 31, 1989.

          In addition, Western Capital and Golden American each agrees to pay the Trust one half of the amount by which the remaining expenses, other than extraordinary expenses, incurred by the Trust on behalf of the Liquid Asset Series between April 13, 1989 and April 13, 1990 exceed 0.8% of the Liquid Asset Series' average daily net assets during such period. Western

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          Capital and Golden American each further agrees to pay
          the Trust one half of the amount by which expenses, other than extraordinary expenses, incurred by the Trust in behalf of the Limited Maturity Bond Series between April 13, 1989 and April 13, 1990 exceed 1.0% of the Limited Maturity Bond Series' average daily net assets during such period. Such payments shall be made
          (1) on December 31, 1989 with respect to expenses incurred by the Trust between April 13, 1989 and December 31, 1989, and (2) on April 13, 1990 with respect to expenses incurred by the Trust between January 1, 1990 and April 13, 1990."

     If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                   Very truly yours,



                                   Western Capital Specialty
                                      Managers Trust



                                   By:  /s/ Charles F. Parisi
                                     ----------------------
                                        President

The foregoing Addendum to the
Organizational Agreement dated
December 28, 1988 is hereby
accepted as of the date first
above written

Western Capital Variable Advisors Corporation

  By:  /s/ Charles F. Parisi                 Date: 5/31/89
    ------------------------                      --------
       President


Golden American Life Insurance Company

  By:  /s/ F. H. Davidson                    Date:  6/7/89
    ------------------------                      --------





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